Exhibit  99.1

Contacts:	Meg McGilley
Chief Financial Officer
(858) 480-0402

Rob Whetstone PondelWilkinson, Inc. (310) 279-5963
SOMAXON REPORTS 2007 FULL YEAR FINANCIAL RESULTS
Conference call scheduled today at 1:30 p.m. PT; Simultaneous webcast at
http://investors.somaxon.com/events.cfm
SAN DIEGO, CA — March 11, 2008 — Somaxon Pharmaceuticals, Inc. (Nasdaq: SOMX), a specialty pharmaceutical company focused on the in-licensing and development of proprietary product candidates for the treatment of diseases and disorders in the fields of psychiatry and neurology, today announced financial results for the fourth quarter and full year ended December 31, 2007.
Financial Results
For the 2007 fiscal year, net loss was $26.4 million, or $1.45 per share, compared with $46.4 million, or $2.58 per share, for the 2006 fiscal year.
For the fourth quarter of 2007, net loss was $7.8 million, or $0.43 per share, compared with $8.3 million, or $0.46 per share, for the fourth quarter of 2006.
As a development stage pharmaceutical company, Somaxon had no revenues during 2007.
Research and development expenses for 2007 were $12.7 million, compared with $37.5 million for 2006. The decrease primarily reflects the completion of the Phase 3 clinical development program for SILENOR™ and the clinical trials of nalmefene for smoking cessation and the treatment of pathological gambling which were conducted during 2006. This was partially offset by an increase in salary and overhead costs as a result of higher research and development headcount in place throughout 2007 compared to 2006, as well as higher facility costs and consulting fees. Share-based compensation expense, a non-cash expense, allocable to research and development personnel in accordance with Statement of Financial Accounting Standards, or SFAS, No. 123(R) also increased in 2007 compared with 2006 primarily due to equity-based awards granted in 2007.

Marketing, general and administrative expenses were $15.6 million for 2007, compared with $11.7 million for 2006. The increase was primarily caused by an increase in headcount and related salary expenses and higher professional fees and facility costs. In addition, share-based compensation expense allocable to marketing, general and administrative personnel in accordance with SFAS No. 123(R) was higher in 2007 than in 2006 primarily due to equity-based awards granted and the acceleration of vesting of certain stock options in 2007.
The company recognized $8.4 million of share-based compensation expense in accordance with SFAS No. 123(R) for 2007, compared with $5.0 million for 2006.
At December 31, 2007, the company had cash, cash equivalents and marketable securities totaling $37.1 million and no long-term debt. At December 31, 2006, the company had cash, cash equivalents and marketable securities totaling $57.9 million and no long-term debt. The company believes that its existing cash and investments will be sufficient to meet its projected operating requirements at least through 2008.
“We are pleased with the progress we made during 2007, which allowed us to complete our New Drug Application for SILENOR™ and submit it to the FDA on January 31, 2008,” said David F. Hale, Somaxon’s Executive Chairman and Interim CEO. “We believe that the improvements in sleep onset, sleep maintenance and sleep duration and the favorable safety and tolerability profile demonstrated by our clinical development program will be sufficient to support a determination by the FDA that SILENOR™ can be approved for the treatment of insomnia.”
“In 2008, we will focus on the regulatory approval process for the NDA and the commercialization of SILENOR™,” continued Hale. “We are engaging in discussions with third parties regarding the potential to optimize the commercial success of SILENOR™, assuming it is approved by the FDA. We are also conducting market preparation activities to prepare for the potential launch of SILENOR™, and we intend to prepare to co-promote or market SILENOR™ to specialists and high-prescribing physicians.”
Conference Call Information and Forward-Looking Statements
On Tuesday, March 11, 2008, Somaxon will host a conference call with interested parties beginning at 1:30 p.m. PT (4:30 p.m. ET) to review the results of operations for the fourth quarter and full year ended December 31, 2007. The conference call will be available to interested parties through a live audio Internet broadcast at http://investors.somaxon.com/events.cfm. The call will also be archived and accessible for one year. Alternatively, callers may participate in the conference call by dialing (866) 249-5225 (domestic) or (303) 262-2194 (international). A telephonic replay will be available for approximately one week following the conclusion of the call by dialing (800) 405-2236 (domestic) or (303) 590-3000 (international), and entering passcode 11109892.
Discussion during the conference call may include forward-looking statements regarding such topics as, but not limited to, the company’s operating expenses, clinical, non-clinical and regulatory developments and potential strategic transactions and commercialization strategies and any comments the company may make about its future plans or prospects in response to questions from participants on the conference call.
SILENOR™ Development and Regulatory Update
Somaxon submitted the New Drug Application, or NDA, for SILENOR™ under Section 505(b)(2) of the Federal Food, Drug, and Cosmetic Act, which allows the company to rely on published literature reports or the FDA’s findings of safety and efficacy for other formulations of doxepin hydrochloride that have previously been approved by the FDA. The NDA includes the data from Somaxon’s completed clinical development program for SILENOR™, which included six randomized, double-blind, placebo-controlled, multi-center clinical trials designed to assess the efficacy and safety of SILENOR™ for the treatment of insomnia. All of the clinical trials demonstrated statistically significant differences relative to placebo on their primary endpoints and multiple secondary endpoints. Four of these were Phase 3 clinical trials. The following summarizes the results from these Phase 3 clinical trials:
▪	In a 229-subject clinical trial to evaluate SILENOR™ in the treatment of adults with chronic insomnia in a sleep laboratory setting, SILENOR™ demonstrated a statistically significant improvement compared with placebo for the primary endpoint of Wake After Sleep Onset (WASO), as well as a range of secondary endpoints including Latency to Persistent Sleep (LPS) and Total Sleep Time (TST).

▪	In a 565-subject clinical trial to evaluate SILENOR™ in the treatment of healthy adults experiencing transient insomnia in a sleep laboratory setting, SILENOR™ demonstrated a statistically significant improvement compared with placebo for the primary endpoint of LPS, as well as a range of secondary endpoints including WASO, TST and Latency to Sleep Onset (LSO).

▪	In a 255-subject clinical trial to evaluate SILENOR™ in the treatment of elderly patients with primary sleep maintenance insomnia in an outpatient setting, SILENOR™ demonstrated a statistically significant improvement compared with placebo for the primary endpoint of subjective Total Sleep Time (sTST), as well as a range of secondary endpoints including subjective Wake After Sleep Onset and Sleep Quality.

▪	In a 240-subject clinical trial to evaluate the long-term use of SILENOR™ in elderly patients in both the sleep laboratory and outpatient settings, SILENOR™ demonstrated a statistically significant improvement compared with placebo for the primary endpoint of WASO, as well as a range of secondary endpoints including TST, Sleep Efficiency, sTST, and LSO.

▪	The clinical trial results also demonstrated a favorable safety and tolerability profile for SILENOR™, with the overall incidence of adverse events comparable to placebo, a low discontinuation rate and no evidence of dependency, withdrawal, tolerance, amnesia or complex sleep behaviors. The most frequently reported adverse events across all of the Phase 3 clinical trials were somnolence, upper respiratory tract infection, sinusitis, nausea and hypertension; of these, somnolence was the only adverse event that was dose-related.
The NDA submission also includes data from Somaxon’s non-clinical development program, including the genotoxicity, reproductive toxicology and 26-week transgenic mouse carcinogenicity studies of SILENOR™, which were undertaken based on a request from the FDA in May 2006. At that time, the FDA indicated that the data from the genotoxicity studies and reproductive toxicology studies should be included in the initial NDA submission. The FDA also indicated that depending on the outcome of the genotoxicity studies, it may be flexible as to the timing of the conduct of the requested carcinogenicity studies, including the potential that the data from those studies may be submitted as a post-NDA approval commitment.
In September 2006, Somaxon completed the genotoxicity studies, and no signal indicative of genotoxicity was found in any of the assays. The company submitted the results to the FDA, and the FDA agreed with the company’s assessment that SILENOR™ does not appear to have genotoxic potential. In February 2007, the FDA indicated that, unless other non-clinical data raise a concern, a complete assessment of the carcinogenic potential of SILENOR™ may not be needed prior to NDA approval. The FDA also indicated that it may accept the results of a shorter-term carcinogenicity study for approval of the NDA and allow the standard two-year carcinogenicity study to be completed as a post-NDA approval commitment.

In May 2007, Somaxon received correspondence from the FDA which stated that the results of its 26-week transgenic mouse carcinogenicity study of SILENOR™ should be included as part of the initial NDA submission for SILENOR™. As noted above, the company’s initial NDA submission for SILENOR™ included the data from that study. The company continues to plan to submit the results of the standard two-year carcinogenicity study as a post-approval commitment. Somaxon initiated that study, which is a two-year carcinogenicity study in rats, in August 2007 and expects data from the study in the first quarter of 2010.
About Somaxon Pharmaceuticals, Inc.
Headquartered in San Diego, CA, Somaxon Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the in-licensing and development of proprietary product candidates for the treatment of diseases and disorders in the fields of psychiatry and neurology. Somaxon has completed four successful Phase 3 clinical trials for its lead product candidate, SILENOR™ (doxepin HCl) for the treatment of insomnia, and has submitted a New Drug Application for this product candidate to the U.S. Food and Drug Administration.
For more information, please visit the company’s web site at www.somaxon.com.
Somaxon cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. For example, statements regarding the potential acceptance for filing or approval of the NDA for SILENOR™, the interpretation of the results of Somaxon’s non-clinical studies and the FDA’s agreement therewith, and the FDA’s agreement that Somaxon may complete and submit the results of its two-year carcinogenicity study of SILENOR™ as a post-approval commitment are forward looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Somaxon that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Somaxon’s business, including, without limitation, the potential for the FDA to require non-clinical, clinical or other requirements to support acceptance for filing of the NDA for SILENOR™, or the imposition of additional requirements to be completed before or after regulatory approval; Somaxon’s ability to demonstrate to the satisfaction of the FDA that potential NDA approval of SILENOR™ is appropriate without standard, long-term carcinogenicity studies, given the context of completed trials and pending studies; the potential for SILENOR™ to receive regulatory approval for one or more indications and with a label that is consistent with Somaxon’s patent protection on a timely basis or at all; the timing and results of non-clinical studies for SILENOR™, and the FDA’s agreement with Somaxon’s interpretation of such results; the potential to enter into and the terms of any strategic transaction relating to SILENOR™; the scope, validity and duration of patent protection and other intellectual property rights for SILENOR™; Somaxon’s ability to have such patent protection provide exclusivity for SILENOR™; Somaxon’s ability to operate its business without infringing the intellectual property rights of others; unexpected findings relating to SILENOR™ that could delay or prevent regulatory approval or commercialization, or that could result in recalls or product liability claims; other difficulties or delays in development, testing, manufacturing and marketing of and obtaining regulatory approval for SILENOR™; the market potential for insomnia, and Somaxon’s ability to compete; Somaxon’s ability to raise sufficient capital; and other risks detailed in Somaxon’s prior press releases as well as in its periodic filings with the Securities and Exchange Commission.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Somaxon undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934.
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FINANCIAL TABLES FOLLOW

SOMAXON PHARMACEUTICALS, INC.
SUMMARY OPERATING LOSS STATEMENTS

	Quarter Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
	(in thousands, except per share amounts)
Operating expenses
License fees	$29	$654	$490	$1,165
Research and development	3,058	4,915	12,694	37,462
Marketing, general and administrative expense	5,219	3,574	15,614	11,744

Total operating expenses	8,306	9,143	28,798	50,371

Loss from operations	(8,306)	(9,143)	(28,798)	(50,371)
Interest and other income	501	838	2,387	3,961

Net loss	$(7,805)	$(8,305)	$(26,411)	$(46,410)

Basic and diluted net loss per share	$(0.43)	$(0.46)	$(1.45)	$(2.58)
Shares used to calculate net loss per share	18,248	18,030	18,187	17,981

SOMAXON PHARMACEUTICALS, INC.
SUMMARY BALANCE SHEETS

	December 31,	December 31,
	2007	2006
	(in thousands)
ASSETS
Current assets
Cash, cash equivalents and marketable securities	$37,100	$57,914
Other current assets	826	515

Total current assets	37,926	58,429

Long-term restricted cash	600	600
Property and equipment, net	191	263
Other assets	—	160

Total assets	$38,717	$59,452

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,174	$5,731
Accrued liabilities	2,367	1,364

Total current liabilities	3,541	7,095

Total stockholders’ equity	35,176	52,357

Total liabilities and stockholders’ equity	$38,717	$59,452